Exhibit 10.45

MIDWEST SECURITY INSURANCE COMPANY

MANAGEMENT AGREEMENT

Amended and Restated as of January 1, 2000

This Amended and Restated Management Agreement is dated as of January 1, 2000 (the “2000 Management Agreement”), is by and among State Automobile Mutual Insurance Company, an Ohio corporation (“Mutual”), State Auto Property and Casualty Insurance Company, a South Carolina corporation (“State Auto P&C”), and Midwest Security Insurance Company, a Wisconsin corporation (“Midwest Security”).

Background Information

A. Mutual is a property and casualty insurance company. Midwest Security is a wholly owned subsidiary of Mutual which was acquired by Mutual from R. W. Houser, Inc. (“Houser, Inc.”) in a transaction closed on March 11, 1997 but effective as of January 1, 1997. State Auto P&C, a wholly owned subsidiary of State Auto Financial Corporation (“State Auto Financial”) is an affiliate of Mutual. Mutual owns 69% of the common share, without par value, of State Auto Financial.

B. Prior to the closing of Mutual’s acquisition of Midwest Security, Midwest Security was operated by employees of Houser, Inc. under a management agreement with Houser, Inc. Since Mutual’s acquisition of Midwest Security, it has been party to a Management Agreement dated March 11, 1997 but effective January 1, 1997 with Mutual and State Auto P&C under the terms of which Midwest Security was operated by employees of Mutual and State Auto P&C.

C. Effective January 1, 2000, all other individuals heretofore employed as employees of Mutual will become employees of State Auto P&C.

D. Midwest Security continues to have no employees and will now be dependent on State Auto P&C for substantially all of the services of the employees of State Auto P&C, including without limitation, executive management, management, administrative, technical and clerical services necessary or appropriate in the operation of its business (collectively referred to hereafter as “Management and Operations Services”) and on Mutual for such facilities (other than leased office space) needed to conduct its business.

E. The parties desire to enter into this 2000 Management Agreement to provide for State Auto P&C to make available to Midwest Security the Management and Operations Services of State Auto P&C employees and for Mutual to make available its data processing equipment and services, and the use of its equipment, supplies, communication, and other facilities, all of which will continue to be used jointly with Mutual and State Auto P&C, all pursuant to the terms and conditions set forth in this 2000 Management Agreement.

Statement of Agreement

The parties hereby acknowledge the accuracy of the above Background Information and hereby agree as follows:

1. Engagement and Term. On the terms and subject to the conditions described in this 2000 Management Agreement, Midwest Security hereby engages State Auto P&C, and State Auto P&C hereby accepts such engagement, to provide through its employees Management and Operations Services to Midwest Security. The term of State Auto P&C’s engagement under this 2000 Management Agreement shall begin on the date of this 2000 Management Agreement and shall end, unless sooner terminated in accordance with the provisions of §9, below, on the tenth anniversary date of this 2000 Management Agreement. This 2000 Management Agreement shall be automatically renewed for successive 10-year periods upon the same terms and conditions contained in this 2000 Management Agreement, unless and until terminated as described in §9, below.

2. Authority and Duties of State Auto P&C. State Auto P&C shall be responsible for the following: (a) providing employees required to perform all organizational, operational, and executive management functions of Midwest Security; (b) managing and performing the day-to-day insurance business operations of Midwest Security which include, without limitation, appointing and terminating agencies, underwriting insurance risks, investigating and settling claims, and arranging reinsurance, all in accordance with the underwriting, claims and any other guidelines which may be in effect or established from time to time by the board of directors of Midwest Security; and (c) managing the capital of Midwest Security in a manner consistent with policies set or approved by the board of directors of Midwest Security, with respect to resource allocation matters, marketing decisions, and pricing decisions, among other areas. State Auto P&C shall use reasonable efforts to ensure that its employees perform the aforesaid responsibilities efficiently and with the same degree of care and skill as such employees devote to the business of State Auto P&C. It is understood that Stateco Financial Services, Inc. (“Stateco”) is to provide investment management services with respect to the investment of the investable funds of Midwest Security and that State Auto P&C will not, therefore, provide any such services for Midwest Security. However, State Auto P&C will oversee and monitor the investment activities of Stateco on behalf of Midwest Security in accordance with the investment policies, decisions and guidelines of the investment committee of the board of directors of Midwest Security. State Auto P&C shall have all authority necessary to carry out its duties under this 2000 Management Agreement and shall act as an agent of Midwest Security. The employees of State Auto P&C providing services to Midwest Security pursuant to this 2000 Management Agreement shall not be considered employees of Midwest Security or Mutual.

3. Paymaster. During the term of this 2000 Management Agreement, Mutual shall act as the common agent or common paymaster for all such employees providing services to Midwest Security. As common paymaster or common agent, Mutual shall be responsible for filing information and tax returns and issuing tax and other payroll forms and reports with respect to wages paid to the employees employed by State Auto P&C and provided to Midwest Security.

4. Provision of Facilities. During the term of this 2000 Management Agreement, Mutual shall provide or make available to Midwest Security data processing equipment, office supplies and equipment, furniture and fixtures, automobiles and such other items of tangible personal property as may be necessary or desirable in the operation of the business of such company. Mutual shall also act as agent for Midwest Security, and to the extent necessary for the purposes of its business in collecting and disbursing funds due to Midwest Security, and in incurring and paying expenses and other operating costs of the facilities used by Midwest Security except for those expenses paid directly by Midwest Security from its own accounts.

5. Board of Directors Control. Except as otherwise provided in this 2000 Management Agreement, the business of Midwest Security shall be managed by its officers, subject to the authority of its board of directors. Midwest Security may appoint or elect as its officers those persons who hold offices in any other affiliate of Mutual, subject at all times to the power of its board of directors to appoint, elect, or remove its officers in accordance with its articles of incorporation, code of regulations or by-laws, and other governing documents, statutes, or rules of law applicable to Midwest Security.

6. Allocation of Costs and Expenses. Except to the extent otherwise allocated under any other provisions of this 2000 Management Agreement, all out-of-pocket expenses incurred for goods or services from third party vendors or other unrelated parties which are identifiable to Midwest Security, including without limitation, rent, utilities, director’s fees, legal fees, audit fees, stock transfer expenses, travel expenses, stationery, supplies, and items of a similar nature, shall be charged at cost to Midwest Security. All costs and expenses incurred by State Auto P&C for the employees providing Management and Operations Services and by Mutual for the equipment, facilities, and other items shared by the parties pursuant to this 2000 Management Agreement shall be allocated to Midwest Security as follows:

(a) Insurance Losses, Loss Adjustment Expenses and Other Underwriting Expenses of Midwest Security. All insurance losses, loss adjustment expenses and other underwriting expenses of Midwest Security as computed under the statutory accounting principles used by Midwest Security from time to time, shall be allocated to Midwest Security pursuant to the terms of the Reinsurance Pooling Agreement Amended and Restated as of January 1, 2000 by and among Mutual, and its wholly owned subsidiary, Midwest Security, and State Auto P&C, Milbank Insurance Company, Farmers Casualty Insurance Company, and State Auto Insurance Company, each a wholly owned subsidiary of State Auto Financial (the “2000 Pooling Agreement”). Other underwriting expenses include, without limitation, expenses for employees who provide services on behalf of Midwest Security, either full time or part time, which expenses shall be allocated to Midwest Security in the manner described in the previous sentence.

(b) Pension and Benefit Expenses. Midwest Security is designated as a participating company under the State Auto Insurance Companies Employees’ Retirement Plan, and any other applicable benefit plans provided for the employees of State Auto P&C (the “Plans”). Midwest Security’s share of pension and benefit expenses under the Plans for employees of State Auto P&C shall be allocated to Midwest Security based on its percentage share under the 2000 Pooling Agreement.

7. Management Fee. The management fee shall be determined as follows:

(a) For the Management and Operations Services provided by State Auto P&C hereunder, Midwest Security shall pay to State Auto P&C an annual management fee equal to 0.75 percent (0.75%) of Midwest Security’s direct written premium. Such fee shall be payable in not less often than quarterly installments during the term of this 2000 Management Agreement. Not more often than annually, the amount of the management fee shall be reviewed to determine whether an adjustment in the management fee is necessary. Any change to the management fee, other than changes automatically occurring pursuant to the terms of this 2000 Management Agreement, must be approved by the boards of directors of Midwest Security and State Auto P&C, and by the domiciliary regulators of the parties hereto, to the extent required by the law of each applicable jurisdiction.

(b) If, during the period of time that Midwest Security is being provided Management and Operations Services pursuant to this 2000 Management Agreement Midwest Security does not meet the performance standard (as described below) for any calendar quarter, then the quarterly management fee payment shall be withheld, unless such performance standard had been met for the trailing four quarters as a whole in which case the quarterly management fee shall not be withheld. If any portion of the management fee is withheld pursuant to this section, it shall be released to State Auto P&C if, based on Midwest Security’s performance for the entire calendar year, Midwest Security’s performance meets the performance standard. The performance standard is as follows:

Payment would be withheld if, for the calendar quarter immediately preceding the then current calendar quarter, Midwest Security’s statutory combined ratio is equal to or greater than the statutory combined ratio for the property casualty insurance industry for the same period, as published by A. M. Best and Co., excluding the effect of losses arising out of catastrophes numbered by the Insurance Services Office and other extraordinary loss events arising out of circumstances that bear no relation to the performance by employees provided by State Auto P&C and for the calendar quarter for which the management fee is due Midwest Security’s surplus as regards policyholders shall have decreased by more than 10% from the amount of its surplus as regards policyholders as of the end of the previous calendar year.

The performance standard may be changed from time to time provided that any such change shall be approved by the boards of directors of Midwest Security and State Auto P&C, and by the domiciliary regulators of the parties hereto, to the extent required by the laws of each applicable jurisdiction.

8. Payments for Services. All amounts due under this 2000 Management Agreement shall be due and payable by Midwest Security within 15 days after request for payment.

9. Termination. This 2000 Management Agreement may be terminated prior to the end of the initial term, or any renewal thereof, as follows:

(a) At the end of the term then in effect by any of the parties upon advance written notice to the other parties at least two years prior to the end of the term then in effect (provided that such termination shall only relate to the company giving notice and shall not terminate the 2000 Management Agreement with respect to any of the other parties unless they also give notice of termination either within 30 days of receipt of the first party’s notice of termination or at least two years prior to the end of the term then in effect); or

(b) By any party if any other party fails to comply with any material term of this 2000 Management Agreement and such defaulting party has not corrected such default within thirty (30) days after written notice of such default.

(c) Automatically, with respect to a party, if that party files a voluntary petition in bankruptcy, applies for or consents to the appointment of a receiver, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, files a petition or answer seeking a reorganization or arrangement with creditors under any insolvency law, files an answer admitting the material allegations of a petition filed in any bankruptcy or reorganization proceeding, or if a decree of any court is entered adjudging the party to be bankrupt or approving a reorganization or arrangement under any insolvency law (which decree is not set aside within 90 days after it is entered) (provided that such termination shall only relate to the company subject to the foregoing event or action and shall not terminate the 2000 Management Agreement with respect to any of the other parties unless they also give notice of termination either within 30 days of the event that causes the automatic termination for another party).

(d) By Midwest Security, at its option, at any time after a “Change in Control” or “Potential Change in Control” (as defined below) of State Auto Financial.

For purposes of this section, a “Change in Control” means the happening of any of the following:

(i) When any “person” as defined in Section 3 (a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding State Auto Financial and any subsidiary and any employee benefit plan sponsored or maintained by State Auto Financial or any subsidiary (including any trustee or such plan acting as trustee) and excluding Mutual, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act, as amended from time to time), of securities of State Auto Financial representing 20% or more of the combined voting power of the then outstanding securities;

(ii) When, during any period of twenty-four consecutive months during the effectiveness of this Agreement, the individuals who, at the beginning of such period, constitute the board of directors of State Auto Financial (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such twenty-four month period shall be deemed to have satisfied such twenty-four month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twenty-four month period) or by prior operation of this paragraph; or

(iii) The occurrence of a transaction requiring shareholder approval for the acquisition of State Auto Financial by an entity other than Mutual or a subsidiary of State Auto Financial through purchase of assets, by merger or otherwise.

For purposes of this section, a “Potential Change in Control” means the happening of any one of the following:

(i) The approval by shareholders of an Agreement by State Auto Financial, the consummation of which would result in a Change in Control of State Auto Financial as defined above; or

(ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group other than State Auto Financial or a subsidiary or any employee benefit plan sponsored or maintained by State Auto Financial or any subsidiary (including any trustee of such plan acting as such trustee) of securities of State Auto Financial representing 5% or more of the combined voting power of State Auto Financial’s outstanding securities and the adoption by the board of directors of State Auto Financial of a resolution to the effect that a Potential Change in Control of State Auto Financial has occurred for purposes of this Agreement.

10. Conflicts of Interest. The parties hereby acknowledge that, due to the common management of Mutual and State Auto P&C, conflicts of interest may arise with respect to business opportunities available to such companies and Midwest Security. In order to deal with such conflicts of interest on an equitable basis, the following guidelines shall be used to determine which company may avail itself of a business opportunity:

(a) A business opportunity shall not be required to be presented to the Coordinating Committee, as described in 10(b) below, if: (i) such business opportunity involves the purchase or sale on the open market of marketable securities at the market price for that issue or comparable issues; (ii) such business opportunity involves the new issue of stocks or bonds in a public offering registered or exempt from registration under the Securities Act of 1933, as amended; (iii) such business opportunity does not fit within the investment criteria and guidelines, including without limitation debt to equity mix, of either Midwest Security, Mutual or State Auto P&C established by their respective investment committees; (iv) such business opportunity involves the underwriting of policies of insurance; (v) State Auto Financial proposes to purchase securities issued by it; or (vi) in the good faith judgment of the common officers of Midwest Security and Mutual and State Auto P&C, such business opportunity does not meet the investment policies or objectives, the underwriting or claims guidelines, or is inconsistent with the cash flow or tax situation of Midwest Security, Mutual or State Auto P&C.

(b) All other business opportunities shall be presented to a Coordinating Committee consisting of two eligible directors of Mutual and two eligible directors of State Auto Financial (the “Coordinating Committee”), with the State Auto Financial committee members also representing the interests of all subsidiaries of State Auto Financial and the Mutual members also representing the interests of Midwest Security. In order to be eligible to serve on the Coordinating Committee, Mutual directors shall not, during the time of service on such committee, also be directors or officers of State Auto P&C, and State Auto Financial directors shall not, during the time of service on such committee, also be directors or officers of Mutual or any wholly owned subsidiary of Mutual. The Coordinating Committee shall review and evaluate such business opportunities using such factors as it considers relevant. Based upon such review and evaluation, such committee shall make a recommendation to each respective board of directors as to whether or not such business opportunities should be pursued and if so, by which company. If the Coordinating Committee is unable to agree upon a recommendation by at least a majority vote of all of its members, the two directors serving on such committee from each of Mutual and State Auto Financial shall report that result to the board of the Company on which they serve, along with their recommendation, if any. The boards of directors of Mutual and of State Auto Financial must then act on the recommendation of the committee or the committee members after considering all other factors deemed relevant to them.

(c) Midwest Security shall not sell any property or security to, or purchase any property or security from, any affiliate of State Auto P&C if, in the good faith judgment of the common officers of Mutual and State Auto Financial such sale or purchase is a material transaction to such affiliate which is a party to the sale or purchase, unless such sale or purchase is presented to the Coordinating Committee for review and evaluation and approved by the boards of directors of Mutual and State Auto Financial in the manner provided in the preceding paragraph (b). Notwithstanding the foregoing, State Auto P&C and Mutual may sell marketable securities to one another at the market price of such securities or an approximation thereof.

11. Indemnification. Each party hereby agrees to indemnify and hold each other party harmless from and against any and all claims, actions, liabilities, damages or amounts paid in settlement or otherwise and costs and expenses (including, without limitation, reasonable attorneys’ fees) (“Losses”) incurred by such other party in performance of the terms of this Agreement unless such Losses are the result of gross negligence or intentional misconduct of one party directed at or to an other party.

12. Arbitration. Any and all disagreements or controversies arising with respect to this 2000 Management Agreement, whether during or after the term of State Auto P&C’s engagement under this 2000 Management Agreement, shall be settled by binding arbitration. Such arbitration shall be conducted under the commercial arbitration rules of the American Arbitration Association. All fees of the arbitrators shall be borne equally by the parties to the arbitration.

13. Complete Agreement. This document contains the entire agreement between the parties and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter. No changes to this 2000 Management Agreement shall be made or be binding on any party unless made in writing and signed by each party to this 2000 Management Agreement.

14. No Third Party Benefit. This 2000 Management Agreement is intended for the exclusive benefit of the parties to this 2000 Management Agreement and their respective successors and assigns, and nothing contained in this 2000 Management Agreement shall be construed as creating any rights or benefits in or to any third party.

15. Captions. The captions of the various sections of this 2000 Management Agreement are not part of the context of this 2000 Management Agreement, but are only labels to assist in locating those sections, and shall be ignored in construing this 2000 Management Agreement.

16. Force Majeure. Notwithstanding any provision of this 2000 Management Agreement to the contrary, any party’s obligations under this 2000 Management Agreement shall be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, material shortages, strikes or labor disputes, acts of God, or other causes beyond the reasonable control of such party.

17. Amendments. This 2000 Management Agreement may be amended by the parties, upon authority of their officers without specific director approval, if such amendment is solely for the purpose of clarification and does not change the substance of this 2000 Management Agreement and the parties have obtained an opinion of legal counsel to that effect.

18. Successors. No party may assign any of its rights or obligations under this 2000 Management Agreement without the written consent of all other parties to this 2000 Management Agreement which consent may be arbitrarily withheld by any such party. Except as otherwise provided in this 2000 Management Agreement, this 2000 Management Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party to this 2000 Management Agreement.

19. Severability. If any court of competent jurisdiction determines it is impossible to construe any provision of this 2000 Management Agreement consistently with any applicable law and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this 2000 Management Agreement, which shall remain in full force and effect, provided that such result would not frustrate the intent of the parties in entering into this 2000 Management Agreement.

In witness whereof the parties named above have hereunto subscribed their names.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY		MIDWEST SECURITY INSURANCE COMPANY

By	/s/ Robert H. Moone	By	/s/ Robert H. Moone
	Robert H. Moone		Robert H. Moone
	President and CEO		President and CEO

STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY

BY	/s/ Robert H. Moone
Robert H. Moone
President and CEO